Exhibit 10.2

BUSINESS AGREEMENT

Strategic Partnership between Microphase Corporation and Dynamac, Inc.

This Business Agreement (“Agreement”) is entered between Microphase Corporation (hereinafter “Microphase”) a Connecticut Corporation with offices at 587 Connecticut Avenue, Norwalk, Connecticut 06854 and Dynamac, Inc. (hereinafter “Dynamac”) an Illinois Corporation with offices at 1229 Capitol Drive, Addison, IL 60101. Microphase and Dynamac are also hereinafter referred to individually as “the Party” and together as “the Parties”.

1.	Business Opportunity: Microphase and Dynamac believe that there are significant potential opportunities in the RF/Microwave Test and Measurement industry for low-cost high frequency calibrated test probe products and related test platforms and accessories. Microphase and Dynamac have agreed to form a strategic partnership that will let both companies use their core competencies, technologies, and resources to develop, manufacture, and market a unique portfolio of industry’s first low cost RF/Microwave and Millimeter-wave calibrated test probes and related universal test platforms as alternative commercial products to conventional expensive custom test solutions.

(a) Dynamac

Dynamac has a unique portfolio of proprietary high frequency calibrated test probes which has been successfully developed for testing a wide range of RF and Microwave passive and active components, devices, and circuits covering a frequency range from DC to 14 GHz. Dynamac is also currently developing test probe technology that will extend frequency range of its calibrated probes to 80 GHz covering Millimeter-wave market. Dynamac’s calibrated test probe technology and related accessories are protected by registered patents, patent applications in preparation, and trade secrets. Dynamac’s calibrated test probes and related accessories are intended for day to day use by thousands of RF and Microwave electronics and wireless design engineers worldwide across a multitude of diverse market sectors with a combined TAM exceeding $900 million. Dynamac proprietary calibrated test probes have not been released to market. Dynamac has been contemplating creation of a separate and independent business unit dedicated to test probe business. However, after initial discussions with Microphase Dynamac has indicated its desire to partner with Microphase for marketing and business development of its RF/Microwave calibrated test probe product line and related accessories. It is anticipated that an alliance with Microphase will be more efficient and most cost effective “go-to-market” strategy for Dynamac based upon which Microphase, through its established brand and long history in the RF/Microwave industry, can dominate the market and position both companies for substantial financial success.

Microphase Corporation 587 Connecticut Ave, Norwalk CT 06854 (203) 866-8000 www.microphase.com

(b) Microphase

Microphase is interested in expanding its market focus through broadening its product offering and diversifying its customer base to support its strategic plan and revenue growth objectives. Microphase has marketing, business development and engineering expertise and resources to support this new initiative for Dynamac’s calibrated test probe products and related accessories provided that Microphase is guaranteed to be the sole supplier of calibrated test probe solutions and all related test platforms and accessories worldwide. Microphase agrees to only use parts manufactured and supplied by Dynamac for final product assembly and test by Microphase, except for certain cable assemblies and laser engraved wood cases which Microphase will have the right to procure from independent sources.

2.	Product Roadmap: Microphase and Dynamac agree to work together to develop a joint product roadmap based on currently finished products by Dynamac and those products that are currently in development, collectively the test and measurement product line (“the Product Line”) to address test and measurement market opportunities extending into Millimeter-wave range. All costs associated with development and completion of any new products will be covered by the Parties according to the responsibilities identified and assigned tasks between the Parties.

3.	Private Labeling: Dynamac agrees to private label its proprietary RF/Microwave calibrated test probes, test platforms, and related accessories for Microphase. Microphase shall have the right to market private labeled calibrated test probes, test platforms, and related accessories under Microphase brand to North American and European customers as well as to end users in other parts of the world. If private labeled products are offered in China, South Korea, and Taiwan Dynamac agrees to file for patent protection in these countries. Microphase agrees to share the cost for filings. Dynamac agrees to private label its proprietary RF/Microwave test probes, test platforms, and related accessories listed in Appendix (A) for Microphase.

4.	Manufacturing: Dynamac will be responsible for manufacturing all machined piece parts as well as anodizing, laser engraving, and gold plating for all products listed in the definitive agreement at its facilities in Addison, IL at an agreed standard cost. Products may be ordered by Microphase from Dynamac in agreed lot sizes and delivered to the Microphase facility in Connecticut. Dynamac will invoice Microphase for supply of finished private labeled piece parts and will grant Microphase a 60 day payment term.

2

5.	Product Assembly and Test: Microphase will be responsible for final product assembly, test, and QC. Microphase may have to generate its own internal engineering and manufacturing drawings according to its own internal manufacturing standards and policies. Dynamac agrees to assist Microphase with preparation of documentation should need arise. All probe products will be assembled and tested by Microphase at Microphase facilities. Certain universal test platforms may be partially assembled by Dynamac with final assembly and test performed by Microphase. In principal, each party will pay its own engineering support costs.

6.	Marketing: In all cases, Microphase shall be the primary marketing source for all test and measurement products listed in the definitive agreement and any other related products currently in development. Microphase and Dynamac agree to a branding strategy for all test and measurement products included in this Agreement to promote sales and maximize profitability. Microphase guarantees to advance and market the test and measurement product line as a high priority business initiative. A marketing strategy will be developed by Microphase and will be discussed with Dynamac.

7.	Pricing strategy: The unit price for each product will be established based on market demand for the test probes and platforms and related accessories. However, based on extensive research by Dynamac and its previous teams involved in the development of the product line and discussions with Agilent Technologies and major RF/Microwave distributors including Arrow and RFMW manufacturer’s suggested retail price for each unit has been developed and is shown in Appendix (B) (Pricing Schedule). Unit prices may be adjusted from time to time if deemed necessary due to market conditions and customer demand.

8.	Patents: Dynamac will apply, at its sole cost, for product patent protection for inventions in connection with Dynamac’s proprietary RF/Microwave calibrated test probes, test platforms and related accessories and provide Microphase with royalty free license to sell Dynamac’s calibrated RF/Microwave test probes, test platforms and related accessories.

9.	Royalties: Microphase agrees to pay Dynamac a 25% royalty based on the list price of each private labeled product sold by Microphase. All royalty payments will paid by Microphase on a quarterly basis and will be made out to 24KG Capital, LLC 24KG Capital, LLC is the investment arm of Dynamac, Inc.

10.	Licensing and Rights Fee: Microphase agrees to pay Dynamac a one-time fee of US$350,000. The fee will be paid to Dynamac according to the following schedule:

$25,000	September 3, 2014
$25,000	September 18, 2014
$150,000	October 18, 2014
$150,000	November 18, 2014

In exchange for licensing and rights fee Dynamac agrees to:

(i)	Grant total exclusivity to Microphase to advertise, market, and sell the Product Line listed in Appendix (A) under Microphase brand.

3

(ii)	Authorize Microphase to issue “new product” announcements and press releases.

(iii)	Provide Microphase with one complete sample of each finished product (set).

(iv)	Authorize Microphase to pursue and lead future product development and apply for Government R&D funding for development of Millimeter-wave calibrated test probes and test platforms, etc. provided that Dynamac receives 40% of all funding paid to Microphase by Government agency(ies). Dynamac agrees to manufacture all necessary parts for the development of Millimeter-wave test probes and test platforms.

(V)	Grant Microphase “First Right of Refusal” in the event Dynamac decides to divest the Product Line.

11.	First Right of Refusal: In the event Dynamac proposes to sell the Product Line Microphase shall have the right to purchase the Product Line listed herein. The sale price is set at $2,500,000. Dynamac agrees to deduct the $350,000 Licensing and Rights Fee from the sale price of $2,500,000 if and when Microphase decides to purchase the Product Line. The First Right of Refusal shall be limited to a 3 year term from the date of this Agreement between the Parties.

12.	Solution Partnership with Agilent Technologies: Microphase shall have the right to become a Solution Partner with Keysight Technologies (formerly Agilent Technologies).

13.	Partnership with Copper Mountain Technologies: Microphase shall have the right to enter partnership with Copper Mountain Technologies to offer total RF/Microwave test and measurement solutions to the end user market.

14.	Confidentiality: The parties agree to use best efforts to maintain at all times as confidential information the fact that you or we have executed this Agreement, the terms of this Agreement, the existence and content of any negotiations between us except that the Parties may inform advisors, counsel, and employees with a need to know as each party deems necessary. Additionally, the Parties shall be bound by the terms and conditions of the Mutual Nondisclosure Agreement dated as of May 15, 2014 as previously executed by the Parties.

15.	General Terms: This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. The waiver or failure of either Party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further right under this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law or otherwise unenforceable, it shall be enforced to the extent legally permissible and as necessary to reflect the intent of the Parties and shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. This Agreement is binding upon each Party and their respective affiliates. This Agreement shall be deemed to be a contract made under the laws of the State of Connecticut and shall be governed by the laws thereof without reference to its principles of conflicts of law. This Agreement represents the entire agreement between the Parties with respect to the subject matter herein.

4

IN WITNESS WHEREOF, the Parties have duly executed this document as of the date first written below:

Microphase Corporation

Executed By:	/s/ Ronald Durando

Name:	Ronald Durando

Title:	Chief Operating Officer

Date:	August 08, 2014

Dynamac, Inc.

Executed By:	/s/ Kent Higgins

Name:	Kent Higgins

Title:	President

Date:	August 08, 2014

5